EXHIBIT 10.3
CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE 24b-2

Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.

AMENDMENT NUMBER ONE TO
REPUBLIC JET SERVICE AGREEMENT

This Amendment Number One (this "First Amendment"), made and entered September 21, 2005, to the Republic Jet Service Agreement made and entered September 2, 2005 (the “Agreement”), is by and between US Airways, Inc. (herein referred to as “US Airways”), a Delaware corporation having its principal place of business at 2345 Crystal Drive, Arlington, Virginia 22227, and Republic Airline Inc. (herein referred to as “Republic”), an Indiana corporation, having a principal place of business at 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268 (each of US Airways and Republic, a “Party” and collectively, the “Parties”).

WHEREAS, US Airways and Republic are parties to the Agreement; and

WHEREAS, the Parties desire to amend the Agreement;

NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual covenants and obligations hereinafter set forth, the Parties hereby agree as follows:

1. All terms capitalized used, but not defined, herein shall have the meaning ascribed to such terms in the Agreement.

2. The Agreement shall be amended by deleting clauses (ii) and (iii) of the seventh WHEREAS clause of the Agreement and replacing them with the following:

(ii)  to sell to a subsidiary of RJET and lease back on an interim basis 10 EMB 170 aircraft owned by US Airways (excluding any such aircraft not purchased by Republic pursuant to the Global Aircraft Transaction Agreement, dated as of September 21, 2005, between US Airways and RJET (the “GATA”), the “Owned Aircraft”); (iii)  to assign to a subsidiary of RJET the leases to 15 EMB 170 aircraft that are leased by US Airways (excluding any such aircraft as to which the relevant lease is not assigned to a subsidiary of RJET pursuant to the GATA, the “Leased Aircraft”).

3. The Agreement shall be amended by adding a new Section 2.15 as follows:

Section 2.15 - Penalties for In Service Date Delays.

(a)  Subject to the provisions of subsections (b) and (c) hereof, if by [*] Republic has not successfully transitioned each of the Owned Aircraft and the Leased Aircraft so that each such aircraft is subject to this Agreement, Republic shall be liable for penalties (“In Service Delay Penalties”) to be paid to US Airways as forth herein. The In Service Delay Penalties for any month shall be credited against the Estimated Monthly Compensation payable by US Airways to Republic for the following month. The In Service Delay Penalties shall be calculated as follows:

(i) for each month during the period [*] through [*]:
        (A)  if [*] (the “[*] Requirement”), an amount calculated as follows: [*]. By way of example, if the [*] Requirement is satisfied and 2 such aircraft are not subject to this Agreement for the month of [*], the In Service Delay Penalty would be [*];
            (B) if the [*] Requirement is not satisfied, an amount calculated as follows: [*]. By way of example, if the [*] Requirement is not satisfied and 2 such aircraft are not subject to this Agreement for the month of [*], the In Service Delay Penalty would be [*];

(ii) for each month during the period [*] through [*], an amount calculated as follows: [*]. By way of example, if 2 such aircraft are not subject to this Agreement for the month of [*], the In Service Delay Penalty would be [*];

(iii) for each month beginning on or after [*], an amount calculated as follows: [*]. By way of example, if 2 such aircraft are not subject to this Agreement for the month of [*], the In Service Delay Penalty would be [*].

(b) In the event any Owned Aircraft or Leased Aircraft is not subject to this Agreement for a period beginning on [*] that is less than a full calendar month, the In Service Delay Penalty for such aircraft will be prorated by the number of calendar days in such month that such aircraft was not subject to this Agreement divided by the number of calendar days in such month.

(c) Any delay in an Owned Aircraft or Leased Aircraft becoming subject to this Agreement that is due to events beyond the control of Republic, including without limitation, a Force Majeure Event or the unavailability of a flight simulator or other facilities or equipment necessary for flight crew training, shall not be counted with respect to the calculation of the In Service Delay Penalties and the dates and time periods referred to in subsection (a) hereof shall be extended by the amount of time attributable to any such excusable delay.
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* Confidential

4. In the event that Republic operates an EMB-170/-190 heavy overhaul maintenance facility or other maintenance facility in a location in the state of Alabama (the “Alabama Facility”) under the terms of the letter agreement dated September 21, 2005, between among US Airways, Republic and The Retirement Systems of Alabama, or any successor letter agreement or amendment thereto, Sections 3, 4 and 7 of Exhibit 2.2 of the Agreement shall be amended by deleting such Sections and replacing them with the following:

3.  Maintenance Base Operations

[*]

4. Maintenance Base

[*]

7. Hub Arrivals/Departures

[*]

5. The second Section 7 of Exhibit 2.2 of the Agreement with the heading “Consent to Schedule Changes” shall be renumbered Section 8.

6. Miscellaneous.

(a) This First Amendment constitutes the entire understanding of the Parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, are expressly superseded hereby.

(b) This First Amendment may be executed in any number of counterparts (including via facsimile), each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

(c) Except as specifically stated herein, all other terms and conditions of the Agreement shall remain in full force and effect.
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* Confidential

IN WITNESS WHEREOF, US Airways and Republic have caused this First Amendment to be executed by their duly authorized representatives on the day and year first above written.

REPUBLIC AIRLINE INC.                                                    US AIRWAYS, INC.

/s/ Bryan Bedford	/s/ Andrew Nocella

By: Bryan Bedford Title: Chief Executive Officer	By: Andrew Nocella Title: SVP Planning

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